Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE September 1, 2009	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive CFO Takes on New Role to Lead
Eastern Hemisphere Business

HOUSTON, TX – (September 1, 2009) Cal Dive International, Inc. (NYSE:DVR) announced today that G. Kregg Lunsford, who has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since January 2006, has been named the Executive Vice President – Eastern Hemisphere, based in Singapore.  This move highlights the Company’s commitment to its international growth strategy in regions including the Middle East, Mediterranean, Southeast Asia, India, China and Australia.

Mr. Lunsford joined the Company in February 2003 and has been instrumental in the acquisition growth and associated integration of Cal Dive’s business over the past four years.  He has also built a strong financial department and led the implementation of excellent financial controls and risk management systems. Mr. Lunsford will retain his current role and responsibilities for an interim period while a search by the Company for a new Chief Financial Officer is underway.

The Company also announced that Jon Minshall, currently serving as Director of Quality, will serve as Vice President of Projects and Operations – Eastern Hemisphere, based in Singapore.  Mr. Minshall joined the Company in 2002 and has over 20 years of project management and operational experience working extensively internationally.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “Kregg has done an outstanding job as CFO for the Company and now the time has come to move him into an executive operating role where we can capitalize on his experience and leadership in regions we have targeted for strategic growth.  We want to put our most capable leaders in positions to have the most significant impact on the Company and these executive moves accomplish this objective.  We look forward to continued success in the Eastern Hemisphere with this leadership team.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.